Exhibit 21

SUBSIDIARIES OF SUNVESTA, INC.


SunVesta Inc. USA
SunVesta Holding AG Switzerland
SunVesta Projects & Management AG Switzerland
SunVesta Holding España SL Spain
SunVesta Costa Rica SA Costa Rica